Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 2 to the Registration Statement (Form S-3) and related Prospectus of Saba Software, Inc. for the registration of 2,674,500 shares of its common stock and to the incorporation by reference therein of our report dated June 16, 2004 (except for Note 13, as to which the date is August 20, 2004), with respect to the consolidated financial statements of Saba Software, Inc. included in its Annual Report Amendment No. 1 (Form 10-K/A) for the year ended May 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

October 25, 2004